UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BUSCAR COMPANY
(Exact name of registrant as specified in its charter)

Nevada	7948	68-0681435
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer Id. No.)
of incorporation or organization)	Classification Code Number)

4325 GLENCOE AVE STE C9 MARINA DEL REY CA 90292-9991
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant's telephone number, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Explanatory Note

On July 29, 2016 Buscar Company (“Buscar”) filed with the Securities and Exchange Commission (“Commission”) a registration statement on Form S-1 (File No. 333-212762) (“Registration Statement”) to register the offer and sale of up to 5,000,000 shares of Buscar common stock, $0.0001 par value.  The Registration Statement was declared effective by the Commission on August 10, 2016.

The Registration Statement and Subsequent Registration Statement were made effective on August 10, 2016. Any shares that were not sold within 180 days (which could have been extended an additional 90 days in our sole discretion) from August 10, 2016 (the effective date), the balance of the shares would terminate and no further shares will be sold.

Deregistration of Securities

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to terminate this offering since it has expired and deregister the 2,660,000 unsold shares of Buscar Company common stock, $0.001 par value, offered pursuant to the Registration Statement and Subsequent Registration Statement.  Accordingly, Buscar Company hereby deregisters the 2,660,000 unsold shares of its common stock registered pursuant to the Registration Statement and Subsequent Registration Statement.

Common Shares Outstanding

As of May 3, 2017, Buscar Company had 18,681,321 shares of its common stock, $0.001 par value, issued and outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, CA on the May 3, 2017.

BUSCAR COMPANY, INC.

By:	/s/ Anastasia Shishova
Anastasia Shishova
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the listed capacities on May 3, 2017:

By:	/s/ Anastasia Shishova
Anastasia Shishova
President, Chief Executive Officer, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and Sole Director

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